Exhibit 99.1

Slide 6 ROA Analysis: Q1 ’05 Portfolio, Static ROA, and Life of Pool ROA (as of April 29, 2005)

		Hypothetical ROA-Recent Securitization
	Existing Portfolio	ROA-Static Analysis	ROA-Life of Pool
	1Q 2005-Annualized	FMIT 2005-1	FMIT 2005-1
	$4.84 billion	$7.0 Billion	$7.0 Billion
Avg. Balance of Portfolio
Interest Income:
Weighted Average Coupon	6.68%	6.96%	6.96%
ARM Margin Reset	—	—	0.91%
Prepayment Fee Income	0.56%	0.42%	0.57%
Deferred Origination Cost Amor.	(0.45)%	(0.45)%	(0.45)%
Total Interest Income (a)	6.79%	6.93%	7.99%

Funding Costs as % of Principal Balance:
30 day Libor & SWAP Net Cash Settlement	2.68%	3.32%	3.65%
Bond spread over LIBOR	0.40%	0.45%	0.45%
Deferred Issuance Cost Amor.	0.20%	0.18%	0.18%
Total Core Funding Costs (b)	3.28%	3.95%	4.28%

Net Interest Margin pre Loss Prov. (a-b)	3.51%	2.98%	3.71%

Loan Loss Provision	(0.37)%	(1.36)%	(1.36)%
Net Interest Margin net of Loss Prov.	3.14%	1.62%	2.35%

Servicing Costs	(0.23)%	(0.23)%	(0.23)%
Annualized Cost to Produce Amort.	(1.40)%	(0.69)%	(0.69)%
Total Costs	(1.63)%	(0.92)%	(0.92)%

ROA estimate	1.51%	0.70%	1.43%

Leverage (Target)		13.00	13.00

ROE estimate		13.8%	24.3%

Book Value Per Share		$11.64	$11.64
Indicated Earnings Per Share		$1.61	$2.83

Weighted Avg. Life of Loans (estim)		2.22	2.22

(*)         The above model is a non-GAAP presentation of economic components of our REIT portfolio, and is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Slide 6a ROA Life of Pool Analysis: Forward Libor Curve (as of April 29, 2005)

Multistage ROA / Forward LIBOR	1 Month LIBOR - Forward Curve as of 2/25/05		Origination Expns	2.63%	1.18%
Series 2005-1	6 Month LIBOR - Forward Curve as of 2/25/05		Life of Pool Loss	3.00%	1.35%
As of Deal Pricing	Lehman Cashflows		ARM Margin	5.78%
	120% PPC to Maturity: WAL=	2.22	Moody’s Loss Curve

Year	Origination	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Wtd Avg

Average Balance	1,000,000,000	885,782,125	582,390,264	284,070,967	163,026,540	94,258,572	54,238,630	31,073,549

Factor		88.58%	58.24%	28.41%	16.30%	9.43%	5.42%	3.11%

WAC (Averaged over each Year)	6.96%	6.96%	7.01%	9.57%	10.14%	10.33%	10.47%	10.61%	7.87%

Prepayment Fee Income		0.59%	1.07%	0.18%	0.00%	0.00%	0.00%	0.00%	0.57%
Deferred Origination Cost Amor. (GAAP)		(0.45)%	(0.45)%	(0.45)%	(0.45)%	(0.45)%	(0.45)%	(0.45)%	(0.45)%
Total Interest Income		7.10%	7.63%	9.30%	9.69%	9.88%	10.02%	10.16%	7.99%

Funding Costs as% of Principal Balance:
1-month LIBOR		3.54%	4.24%	4.22%	4.48%	4.60%	4.77%	4.92%
Net Cash Settlements - Swaps/Caps		(0.22)%	(0.92)%	0.00%	0.00%	0.00%	0.00%	0.00%
Libor Based Financing Costs		3.32%	3.32%	4.22%	4.48%	4.60%	4.77%	4.92%	3.65%

Bond spread over LIBOR		0.34%	0.42%	0.63%	0.68%	0.59%	0.53%	0.45%	0.45%
Deferred Issuance Cost Amor. (GAAP)		0.18%	0.18%	0.18%	0.18%	0.18%	0.18%	0.18%	0.18%

Total Funding Costs		3.84%	3.92%	5.02%	5.34%	5.37%	5.48%	5.55%	4.28%

Net Interest Margin Pre Loss Provision		3.26%	3.71%	4.27%	4.35%	4.51%	4.55%	4.61%	3.71%

Loan Loss Provision (% of Current Pool)		(0.37)%	(1.03)%	(2.51)%	(3.93)%	(4.54)%	(2.63)%	0.00%	(1.36)%
Net Interest Margin Net of Loss Provision		2.89%	2.68%	1.77%	0.41%	(0.02)%	1.92%	4.61%	2.35%

Servicing Costs		(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%
Upfront Origination Costs not capitalized for GAAP		(1.63)%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	(0.69)%
Total Costs		(1.86)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.23)%	(0.92)%

ROA estimate		1.03%	2.45%	1.54%	0.18%	(0.25)%	1.69%	4.38%	1.43%

Leverage (Target)									13
ROE estimate									24.25%

Percentage of Normalized Pool		42.28%	27.80%	13.56%	7.78%	4.50%	2.59%	1.48%	100.00%

*Non-GAAP analysis of Hybrid ARM Pool returns over time.